Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

VIST Financial Corp.

Wyomissing, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-45878 and 333-102238) and Form S-8 (No. 333-143790, No. 333-45874, 333-37452, 333-37438, 333-81509, 333-81511, 333-108129 and 333-108130) of VIST Financial Corp. of our reports dated March 4, 2009 (except for Note 2, as to which the date is March 26, 2010), relating to the consolidated financial statements and our report dated March 26, 2010 relating to the effectiveness of VIST Financial Corp.’s internal control over financial reporting, which appear in this Form 10-K/A.

ParenteBeard LLC	/s/ ParenteBeard LLC
Reading, Pennsylvania
March 26, 2010